UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 25, 2015

Forestar Group Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-33662 (Commission File Number)	26-1336998 (I.R.S. Employer Identification No.)

6300 Bee Cave Road

Building Two, Suite 500

Austin, Texas 78746-5149

(Address of principal executive offices)

Registrant’s telephone number including area code: (512) 433-5200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2015, Forestar Group Inc. (the “Company”) announced that James M. DeCosmo stepped down as its Chief Executive Officer and as a member of the Company’s Board of Directors (the “Board”), effective September 25, 2015.  Subject to the terms and conditions otherwise applicable under the Employment Agreement between Mr. DeCosmo and the Company dated as of August 9, 2007, as amended as of November 10, 2010 (the “Employment Agreement”), the Company will provide to Mr. DeCosmo the compensation and benefits payable under the Employment Agreement upon a termination of his employment by the Company without cause.

On September 28, 2015, the Company also announced that Phillip J. Weber, Chairman of the Company’s Real Estate Investment Committee and formerly Executive Vice President — Water Resources, was appointed Chief Executive Officer of the Company and a director of the Company effective September 25, 2015.  Mr. Weber has not been appointed to a committee of the Board.

Mr. Weber, age 55, has served as Executive Vice President — Water Resources since May 2013 and previously served as Executive Vice President - Real Estate from 2009 to May 2013. He also serves as Chairman of the Company’s Real Estate Investment Committee.

Mr. Weber led development of the Company’s current multifamily platform starting in 2010. Prior to joining the Company, Mr. Weber served from 1990 to 2009 in a variety of leadership positions with the Federal National Mortgage Association, also known as Fannie Mae, in which Mr. Weber developed extensive knowledge and expertise regarding single family and multifamily housing and markets.

In connection with Mr. Weber’s appointment as Chief Executive Officer, on September 25, 2015, the Company granted him an option to acquire 90,000 shares of Company common stock at an exercise price of $13.43 per share. The options will vest in three equal annual installments generally subject to continued employment but in any event will not be exercisable unless and until the Company’s stock price exceeds $17.50 per share and will expire ten years after grant. The Company also increased Mr. Weber’s annual base salary from $310,000 to $500,000.

In addition, on September 28, 2015, the Company also announced that Kenneth M. Jastrow, II and James A. Johnson will not stand for reelection in 2016 and will retire from the Board effective December 31, 2015.  In order to facilitate an orderly transition of Board leadership, Mr. Jastrow requested that the Board identify a successor to serve as Non-Executive Chairman of the Board effective immediately. Accordingly, on September 25, 2015, the Board elected James A. Rubright as its new leader.

The Board currently has 12 members. The size of the Board will be reduced to 10 members upon the retirement of Messrs. Jastrow and Johnson and will be reduced to nine members upon the retirement of Michael E. Dougherty.  As previously announced, the Board agreed to accept, prior to or upon the 2016 annual meeting of stockholders, the retirement of Mr. Dougherty from the Board in compliance with the retirement age requirements in the Company’s Corporate Governance Guidelines.

A copy of the press release issued by the Company regarding these events is attached hereto as Exhibit 99.1.

Item 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 25, 2015, the Board adopted a technical amendment to the Amended and Restated Bylaws of the Company to provide that commencing with the amendment to the Certificate of Incorporation to declassify the Board approved at the 2015 annual meeting of stockholders, the number of directors at any time constituting the entire Board need not be as nearly as possible divided equally among any classes.

The Fifth Amendment to the Amended and Restated Bylaws of the Company, which became effective immediately, is filed as an exhibit hereto.

Item 9.01.             Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Exhibit
3.1	Fifth Amendment to the Amended and Restated Bylaws of the Company

99.1	Press Release, dated September 28, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORESTAR GROUP INC.

Dated: September 28, 2015	By:	/s/ David M. Grimm
Name: David M. Grimm
Chief Administrative Officer

Exhibit Index

Exhibit No.	Exhibit
3.1	Fifth Amendment to the Amended and Restated Bylaws of the Company

99.1	Press Release, dated September 28, 2015